Corporate Affairs One Market, Spear Tower Suite 2400 San Francisco, CA 94105 1-800-743-6397	Exhibit 99.1

FOR IMMEDIATE RELEASE	February 16, 2012

PG&E CORPORATION REPORTS YEAR-END AND FOURTH QUARTER FINANCIAL RESULTS FOR 2011; UPDATES 2012 GAS MATTERS

           (San Francisco) – PG&E Corporation’s (NYSE: PCG) full-year 2011 net income after dividends on preferred stock (also called “income available for common shareholders”) was $844 million, or $2.10 per share, as reported in accordance with generally accepted accounting principles (GAAP). This compares with $1.1 billion, or $2.82 per share, for the full year 2010. For the fourth quarter of 2011, GAAP results were $0.20 per share, compared with $0.63 per share for the same quarter in 2010.

GAAP results include items that management does not consider part of normal, ongoing operations (items impacting comparability), which totaled $861 million pre-tax, or $1.48 per share, for the full year and $339 million pre-tax, or $0.69 per share, for the fourth quarter. The items impacting comparability relate to natural gas matters (natural gas pipeline-related costs, penalties, third-party liability claims, and insurance recoveries) and environmental costs.

“Enhancing the safety and performance of our operations continues to be our top priority,” said Tony Earley, Chairman, CEO and President of PG&E Corporation. “In keeping with that focus, our new gas operations organization made significant strides in 2011 completing extensive pipeline testing and other safety-related work, much of which was unprecedented in its scope and rigor. While much of our work in 2011 addressed past operating and records issues, our gas pipeline initiatives in 2012 are aimed primarily at meeting the substantial new safety requirements that California has adopted for the future. We expect that PG&E will be among the first utilities in the country to meet the new standards in the years ahead.”

Costs for natural gas pipeline-related actions in 2011 were absorbed by shareholders and were the largest item impacting comparability reflected in 2011 GAAP results. This consisted of extensive work to validate safe pipeline operating pressures and conduct strength testing, as well as legal and other expenses related to the San Bruno pipeline accident. Costs totaled $483 million on a pre-tax basis, or $0.72 per share, for the full year and $180 million on a pre-tax basis, or $0.26 per share, for the fourth quarter. Since the September 2010 accident, the utility has incurred, at shareholders’ expense, a total of $546 million pre-tax for natural gas pipeline-related actions.

GAAP results for 2011 also reflect a fourth-quarter accrual of $200 million ($0.50 per share for the year and $0.49 per share for the quarter) for potential penalties regulators are expected to levy in connection with gas matters. The accrual takes into account a number of recent regulatory developments.

Annual GAAP results also reflect an accrual of $155 million pre-tax, or $0.23 per share, for third-party liability associated with the San Bruno accident. No additional accruals for third-party liability were taken in the fourth quarter. For 2010 and 2011 combined, the total provision for third-party liability is $375 million. PG&E continues to expect that a significant portion of its third-party liability will ultimately be recovered through insurance. Insurance recoveries related to third-party liability totaled $99 million pre-tax, or $0.15 per share, for the year and $39 million pre-tax, or $0.06 per share, for the fourth quarter.

Finally, GAAP results also reflect a $125 million pre-tax provision, or $0.18 per share, booked in the third quarter for estimated environmental-related costs associated with historic natural gas compressor station operations in Hinkley, California.

Full-Year and Fourth Quarter Earnings from Operations

On a non-GAAP basis, excluding items impacting comparability, PG&E Corporation's earnings from operations in 2011 were $1.44 billion, or $3.58 per share, compared with $1.33 billion, or $3.42 per share, in 2010.

For the fourth quarter, earnings from operations were $366 million, or $0.89 per share. During the same period in 2010, earnings from operations were $277 million, or $0.70 per share. The quarter-over-quarter increase in earnings per share from operations primarily reflects higher revenues stemming from increased capital investments in PG&E’s system, as authorized by the California Public Utilities Commission. In addition, absent from fourth quarter results in 2011 were several items that negatively affected results for the same period in 2010, including a refueling at Diablo Canyon Power Plant. These positive factors were partially offset by an increase in the number of common shares outstanding and other items.

2012 Earnings Guidance

PG&E Corporation is maintaining previously issued guidance for 2012 earnings from operations in the range of $3.10 to $3.30 per share.

On a GAAP basis, 2012 guidance is being updated to include the costs of the utility’s proposed Pipeline Safety Enhancement Plan (PSEP), given uncertainty regarding the timing and outcome of regulatory approval. All costs in the PSEP for which PG&E is seeking recovery are for work necessary to meet newly adopted pipeline safety requirements going forward. PG&E is not seeking recovery of costs to address past operational and records-related issues and other work outside the scope of the PSEP.

Previous GAAP guidance for 2012 assumed recovery of all PSEP costs (originally estimated at $230 million pre-tax) as filed and, therefore, included only pipeline-related work outside the scope of the PSEP. The previous range for these non-PSEP costs was $100 million to $200 million pre-tax. The updated range includes both PSEP and non-PSEP costs and reflects an aggregate increase in expected costs of $120 million pre-tax based on the company’s experience with pipeline-related work during 2011. The updated range for all pipeline-related work is $450 million to $550 million pre-tax.

GAAP guidance is unchanged for third-party liability claims associated with the San Bruno accident. The estimate for third-party liability remains $0 to $225 million pre-tax for the year, representing the difference between the upper end of the company’s estimated range for third-party liability of $600 million and the $375 million already accrued to date. GAAP guidance is also unchanged for potential additional environmental-related costs. The estimate for environmental-related costs remains $0 to $100 million pre-tax for the year.

The resulting range for 2012 GAAP guidance is now $1.88 to $2.67 per share, compared with the previous range of $2.36 to $3.16 per share.

As in 2011, guidance does not include any potential future insurance recoveries or penalties (other than those already accrued) or any potential punitive damages. In addition, it assumes PG&E Corporation will issue approximately $600 million of common stock in 2012. Guidance is based on various assumptions, including those described above. Other assumptions include future operating expenses, capital expenditures, authorized rate base and allowed return.

PG&E Corporation discloses historical financial results and provides guidance based on “earnings from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for consolidated net income presented in accordance with GAAP (see the accompanying tables for a reconciliation of results and guidance based on earnings from operations to results and guidance based on consolidated net income in accordance with GAAP).

Supplemental Financial Information

In addition to the financial information accompanying this release, an expanded package of supplemental financial and operational information along with slides for today’s conference call with the financial community has been furnished to the Securities and Exchange Commission and is available on PG&E Corporation’s website at: http://www.pgecorp.com/news/press_releases/Release_Archive2012/120216press_release.shtml.

Conference Call with the Financial Community to Discuss Financial Results

Today's call at 11:30 a.m., Eastern Time, is open to the public on a listen-only basis via webcast. Please visit http://www.pgecorp.com/investors/investor_info/conference/ for more information and instructions for accessing the webcast. The call will be archived on the website. Alternatively, a toll-free replay of the conference call may be accessed shortly after the live call through 8:00 p.m., Eastern Time, March 1, 2012, by dialing 866-415-9493. International callers may dial 585-419-6446. For both domestic and international callers, the confirmation code 23820 will be required to access the replay.

   This press release and tables contain forward-looking statements that relate to management's guidance for PG&E Corporation’s 2012 financial results and the various assumptions and estimates discussed above, including forecasts of costs related to planned gas and electric operations improvements, gas pipeline matters, third-party liabilities associated with the San Bruno accident, environmental matters, and future dividends and equity issuances, as well as earnings.  These statements, assumptions, and estimates reflect management’s judgment and opinions and are necessarily subject to various risks and uncertainties, the realization or resolution of which may be outside of management's control.  Actual results may differ materially. Factors that could cause actual results to differ materially include:

●
the outcomes of pending and future investigations and regulatory proceedings related to the San Bruno accident, and the safety of the Utility’s natural gas pipelines in its service territory; the ultimate amount of costs the Utility incurs for natural gas matters that are not recovered through rates; the ultimate amount of third-party claims associated with the San Bruno accident that are not recovered through insurance; and the amount of any civil or criminal penalties, or punitive damages the Utility may incur related to these matters, including the amount of penalties that the CPSD may impose on the Utility for violations of natural gas safety regulations;

●	the outcome of future investigations or proceedings that may be commenced by the CPUC or other regulatory authorities relating to the Utility’s compliance with law, rules, regulations, or orders applicable to the operation, inspection, and maintenance of its electric and gas facilities (in addition to investigations or proceedings related to the San Bruno accident and natural gas matters);

●	whether PG&E Corporation and the Utility are able to repair the reputational harm that they have suffered which, in part, will depend on their ability to adequately and timely respond to the findings and recommendations made by the NTSB and CPUC’s independent review panel and cure the deficiencies that have been identified in the Utility’s operating practices and procedures and corporate culture; developments that may occur in the various investigations of the San Bruno accident and natural gas matters; the decisions, findings, or orders issued in connection with these investigations, including the amount of civil or criminal penalties that may be imposed on the Utility; developments that may occur in the civil litigation related to the San Bruno accident; and the extent of service disruptions that may occur due to changes in pipeline pressure as the Utility continues to inspect and test pipelines;

●
the adequacy and price of electricity and natural gas supplies, the extent to which the Utility can manage and respond to the volatility of electricity and natural gas prices, the ability of the Utility and its counterparties to post or return collateral in connection with price risk management activities; and the availability and price of nuclear fuel used in the two nuclear generation units at Diablo Canyon;

●
explosions, fires, accidents, mechanical breakdowns, equipment failures, human errors, labor disruptions, and similar events, as well as acts of terrorism, war, or vandalism, including cyber-attacks, that can cause unplanned outages, reduce generating output, disrupt the Utility’s service to customers, or damage or disrupt the facilities, operations, or information technology and systems owned by the Utility, its customers, or third parties on which the Utility relies; and subject the Utility to third-party liability for property damage or personal injury, or result in the imposition of civil, criminal, or regulatory penalties on the Utility;

●
the impact of storms, tornadoes, floods, drought, earthquakes, tsunamis, wildland and other fires, pandemics, solar events, electromagnetic events, and other natural disasters, or that affect customer demand or that damage or disrupt the facilities, operations, or information technology and systems owned by the Utility, its customers, or third parties on which the Utility relies;

●
the potential impacts of climate change on the Utility’s electricity and natural gas businesses, the impact of environmental laws and regulations aimed at the reduction of carbon dioxide and other greenhouse gases (“GHG”) on the Utility’s electricity and natural gas businesses, and whether the Utility is able to recover associated compliance costs, including the cost of emission allowances and offsets, that the Utility may incur under cap and trade regulations;

●
changes in customer demand for electricity (“load”) and natural gas resulting from unanticipated population growth or decline in the Utility’s service area, general and regional economic and financial market conditions, the development of alternative energy technologies including self-generation and distributed generation technologies, or other reasons;

●
the occurrence of unplanned outages at the Utility’s large hydroelectric or nuclear generation facilities and the ability of the Utility to procure replacement electricity if hydroelectric or nuclear generation operations were unavailable;

●
the results of seismic studies the Utility is conducting that could affect the Utility’s ability to continue operating Diablo Canyon or renew the operating licenses for Diablo Canyon; the impact of new NRC orders or regulations to implement various recommendations made by the NRC’s task force following the March 2011 earthquake and tsunami in Japan that caused significant damage to nuclear facilities in Japan; and the impact of new legislation, regulations, or policies  that may be adopted in the future to address the operations, security, safety, or decommissioning of nuclear facilities, the storage of spent nuclear fuel, seismic design, cooling water intake, or other issues;

●
the impact of federal or state laws or regulations, or their interpretation, on energy policy and the regulation of utilities and their holding companies, including how the CPUC interprets and enforces the financial and other conditions imposed on PG&E Corporation when it became the Utility’s holding company, and whether the outcome of proceedings and investigations relating to the Utility’s natural gas operations affects the Utility’s ability to make distributions to PG&E Corporation in the form of dividends or share repurchases;

●
whether the Utility’s newly installed electric and gas SmartMeterTM devices and related software systems and wireless communications equipment continue to accurately and timely measure customer energy usage and generate billing information, whether the Utility recovers costs associated with analog meters that customers choose instead of digital meters, whether the Utility can successfully implement “dynamic pricing” retail electric rates that are more closely aligned with wholesale electricity market prices, and whether the Utility can continue to rely on third-party vendors and contractors to support the advanced metering system;

●
whether the Utility is able to protect its information technology, operating systems and networks, including the advanced metering system infrastructure, from damage, disruption, or failure caused by cyber-attacks, computer viruses, and other hazards; and whether the Utility’s security measures are sufficient to protect the confidential customer, vendor and financial data contained in such systems and networks from unauthorized access and disclosure;

●	the extent to which PG&E Corporation or the Utility incurs costs in connection with third-party claims or litigation, that are not recoverable through insurance, rates, or from other third parties;

●	the ability of PG&E Corporation, the Utility, and counterparties to access capital markets and other sources of credit in a timely manner on acceptable terms;

●
the impact of environmental remediation laws, regulations, and orders; the extent to which the Utility is able to recover compliance and remediation costs from third parties or through rates or insurance; and the ultimate amount of costs the Utility incurs in connection with its natural gas compressor station located near Hinkley, California which are not recoverable through rates or insurance;

●
the loss of customers due to various forms of bypass and competition, including municipalization of the Utility’s electric distribution facilities, increasing levels of “direct access” by which consumers procure electricity from alternative energy providers, and implementation of “community choice aggregation,” which permits certain types of governmental bodies to purchase and sell electricity for their local residents and businesses;

●
the outcome of federal or state tax audits and the impact of changes in federal or state tax laws, policies, or regulations, such as The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 (the “Tax Relief Act”); and

●	other factors and risks discussed in PG&E Corporation and the Utility’s 2011 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

PG&E Corporation
Consolidated Statements of Income
(in millions, except per share amounts)

	Year ended December 31,
	2011	2010	2009
Operating Revenues
Electric	$ 11,606	$ 10,645	$ 10,257
Natural gas	3,350	3,196	3,142
Total operating revenues	14,956	13,841	13,399
Operating Expenses
Cost of electricity	4,016	3,898	3,711
Cost of natural gas	1,317	1,291	1,291
Operating and maintenance	5,466	4,439	4,346
Depreciation, amortization, and decommissioning	2,215	1,905	1,752
Total operating expenses	13,014	11,533	11,100
Operating Income	1,942	2,308	2,299
Interest income	7	9	33
Interest expense	(700)	(684)	(705)
Other income, net	49	27	67
Income Before Income Taxes	1,298	1,660	1,694
Income tax provision	440	547	460
Net Income	858	1,113	1,234
Preferred stock dividend requirement of subsidiary	14	14	14
Income Available for Common Shareholders	$ 844	$ 1,099	$ 1,220
Weighted Average Common Shares Outstanding, Basic	401	382	368
Weighted Average Common Shares Outstanding, Diluted	402	392	386
Net Earnings Per Common Share, Basic	$ 2.10	$ 2.86	$ 3.25
Net Earnings Per Common Share, Diluted	$ 2.10	$ 2.82	$ 3.20
Dividends Declared Per Common Share	$ 1.82	$ 1.82	$ 1.68

Reconciliation of PG&E Corporation’s Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”)
Fourth Quarter and Year-to-Date, 2011 vs. 2010
(in millions, except per share amounts)

	Three months ended December 31,				Twelve months ended December 31,
	Earnings		Earnings per Common Share (Diluted)		Earnings		Earnings per Common Share (Diluted)
	2011	2010	2011	2010	2011	2010	2011	2010

PG&E Corporation Earnings from Operations (1)	$ 366	$ 277	$ 0.89	$ 0.70	$ 1,438	$ 1,331	$ 3.58	$ 3.42
Items Impacting Comparability: (2)
Natural gas matters (3)	(283)	(27)	(0.69)	(0.07)	(520)	(168)	(1.30)	(0.43)
Environmental-related costs (4)	-	-	-	-	(74)	-	(0.18)	-
Statewide ballot initiative (5)	-	-	-	-	-	(45)	-	(0.12)
Federal healthcare law (6)	-	-	-	-	-	(19)	-	(0.05)
PG&E Corporation Earnings on a GAAP basis	$ 83	$ 250	$ 0.20	$ 0.63	$ 844	$ 1,099	$ 2.10	$ 2.82

(1) “Earnings from operations” is not calculated in accordance with GAAP and excludes items impacting comparability as described in Note (2) below.

(2) Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders as reported in accordance with GAAP.

(3) During the three and twelve months ended December 31, 2011, PG&E Corporation’s subsidiary, Pacific Gas and Electric Company (“Utility”) incurred net costs of $283 million and $520 million, after-tax, respectively, in connection with natural gas matters.  These amounts included pipeline-related costs to review records, validate operating pressures, conduct hydrostatic pressure tests, inspect pipelines, and perform other activities associated with safety improvements to the Utility’s natural gas pipeline system to comply with orders issued by the California Public Utilities Commission (“CPUC”) and recommendations made by the National Transportation Safety Board (“NTSB”) following the rupture of one of the Utility’s natural gas transmission pipelines in San Bruno, California on September 9, 2010 (“the San Bruno accident”).  These amounts also included a provision for the minimum amount of reasonably estimable penalties deemed probable of being imposed on the Utility in connection with the CPUC’s pending investigations and the Utility’s self-reported violations regarding natural gas operating practices.  In addition, these amounts included an increase in the provision for estimated third-party claims related to the San Bruno accident, reflecting new information regarding the nature of claims filed against the Utility, experience to date resolving cases, and developments in the litigation and regulatory proceedings.  Costs incurred for the three and twelve months ended December 31, 2011 were partially offset by insurance recoveries.

(after-tax)	Three months ended December 31, 2011	Twelve months ended December 31, 2011
Pipeline-related costs	$ (106)	$ (287)
Penalties	(200)	(200)
Third-party claims	-	(92)
Insurance recoveries	23	59
Natural gas matters	$ (283)	$ (520)

(4) During the twelve months ended December 31, 2011, the Utility recorded a charge of $74 million, after-tax, for environmental remediation and other estimated liabilities associated with the Utility's natural gas compressor site located near Hinkley, California.

(5) During the twelve months ended December 31, 2010, the Utility contributed $45 million to support Proposition 16 - The Taxpayers Right to Vote Act.

(6) During the twelve months ended December 31, 2010, the Utility recognized a charge of $19 million triggered by the elimination of the tax deductibility of Medicare Part D federal subsidies.

Reconciliation of Pacific Gas and Electric Company’s Earnings from Operations to Consolidated Income Available for
Common Stock in Accordance with GAAP
Fourth Quarter and Year-to-Date, 2011 vs. 2010
(in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Pacific Gas and Electric Company Earnings from Operations (1)	$ 368	$ 276	$ 1,425	$ 1,339
Items Impacting Comparability: (2)
Natural gas matters (3)	(283)	(27)	(520)	(168)
Environmental-related costs (4)	-	-	(74)	-
Statewide ballot initiative (5)	-	-	-	(45)
Federal healthcare law (6)	-	-	-	(19)
Pacific Gas and Electric Company Earnings on a GAAP basis	$ 85	$ 249	$ 831	$ 1,107

(1) “Earnings from operations” is not calculated in accordance with GAAP and excludes items impacting comparability as described in Note (2) below.

(2) Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Stock as reported in accordance with GAAP.

(3) During the three and twelve months ended December 31, 2011, the Utility incurred net costs of $283 million and $520 million, after-tax, respectively, in connection with natural gas matters.  These amounts included pipeline-related costs to review records, validate operating pressures, conduct hydrostatic pressure tests, inspect pipelines, and perform other activities associated with safety improvements to the Utility’s natural gas pipeline system to comply with orders issued by the CPUC and recommendations made by the NTSB following the rupture of one of the Utility’s natural gas transmission pipelines in the San Bruno accident.  These amounts also included a provision for the minimum amount of reasonably estimable penalties deemed probable of being imposed on the Utility in connection with the CPUC’s pending investigations and the Utility’s self-reported violations regarding natural gas operating practices.  In addition, these amounts included an increase in the provision for estimated third-party claims related to the San Bruno accident, reflecting new information regarding the nature of claims filed against the Utility, experience to date resolving cases, and developments in the litigation and regulatory proceedings.  Costs incurred for the three and twelve months ended December 31, 2011 were partially offset by insurance recoveries.

(after-tax)	Three months ended December 31, 2011	Twelve months ended December 31, 2011
Pipeline-related costs	$ (106)	$ (287)
Penalties	(200)	(200)
Third-party claims	-	(92)
Insurance recoveries	23	59
Natural gas matters	$ (283)	$ (520)

(4) During the twelve months ended December 31, 2011, the Utility recorded a charge of $74 million, after-tax, for environmental remediation and other estimated liabilities associated with the Utility's natural gas compressor site located near Hinkley, California.

(5) During the twelve months ended December 31, 2010, the Utility contributed $45 million to support Proposition 16 - The Taxpayers Right to Vote Act.

(6) During the twelve months ended December 31, 2010, the Utility recognized a charge of $19 million triggered by the elimination of the tax deductibility of Medicare Part D federal subsidies.

Key Drivers of PG&E Corporation Earnings per Common Share (“EPS”) from Operations
Fourth Quarter and Year-to-Date, 2011 vs. 2010
($/Share, Diluted)

Fourth Quarter 2010 EPS from Operations (1)	$ 0.70

Increase in rate base earnings	0.10
Nuclear refueling outage (2)	0.06
SmartMeter TM (2)	0.05
Litigation and regulatory matters	0.04
Storm and outage expenses	0.01

Miscellaneous items	(0.04)
Increase in shares outstanding	(0.03)
Fourth Quarter 2011 EPS from Operations (1)	$ 0.89

2010 YTD EPS from Operations (1)	$ 3.42

Increase in rate base earnings	0.41
SmartMeter TM (2)	0.05

Litigation and regulatory matters	(0.07)
Storm and outage expenses	(0.05)
Gas transmission revenues	(0.05)
Miscellaneous items	(0.01)
Increase in shares outstanding	(0.12)
2011 YTD EPS from Operations (1)	$ 3.58

(1)	See the preceding table for a reconciliation of EPS from Operations to EPS on a GAAP basis.
(2)	Costs incurred in 2010 with no similar costs in 2011.

PG&E Corporation EPS Guidance

2012 EPS Guidance	Low	High
Estimated EPS on an Earnings from Operations Basis	$ 3.10	$ 3.30
Estimated Items Impacting Comparability (1)
Natural gas matters (2)	(1.08)	(0.63)
Environmental-related costs (3)	(0.14)	-
Estimated EPS on a GAAP Basis	$ 1.88	$ 2.67

(1) Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders in accordance with GAAP.

(2)  The range includes pipeline-related costs associated with the increased scope of work that the Utility expects to undertake on its natural gas pipeline system, as well as any additional provision for third-party claims.

2012
(in millions, pre-tax)	Low EPS guidance range	High EPS guidance range
Pipeline-related costs (a)	$ (550)	$ (450)
Penalties (b)	-	-
Third-party claims (c)	(225)	0
Insurance recoveries (d)	-	-
Natural gas matters (e)	$ (775)	$ (450)
Natural gas matters, after tax (e)	$ (459)	$ (267)

(a) The pipeline-related cost range of $450 million to $550 million includes costs associated with regulatory and legal proceedings and other gas pipeline costs that may not be recoverable through rates. Although the Utility has requested the CPUC to authorize the Utility to recover certain costs it incurs in 2012 and future years under its proposed pipeline safety enhancement plan, it is uncertain what portion of these costs will be recoverable and when such costs will be recovered.

(b) Although the Utility believes the ultimate amount of penalties could be materially higher than amounts accrued as of December 31, 2011, losses for penalties are recognized only when deemed probable and can be reasonably estimated under applicable accounting standards.

(c) The range for third-party claims in 2012 is in addition to the cumulative provision of $375 million recorded as of December 31, 2011.

(d) Although the Utility considers it likely that a significant portion of the costs it incurs for third-party claims will be covered through its insurance, insurance recoveries are recognized only when deemed probable under applicable accounting standards.

(e) As in 2011, guidance does not include any potential future insurance recoveries or penalties (other than those already accrued) or any potential punitive damages.

(3) The estimate depends primarily on the outcome of a final groundwater remediation plan and other related activities associated with the Hinkley natural gas compressor site.

Please see the accompanying discussion of factors that could cause actual results to differ materially.